                                  EXHIBIT 99.1


           Stratos Lightwave Releases Preliminary Results for Q4 2002

CHICAGO - May 7, 2002 - Stratos Lightwave, Inc., (Nasdaq: STLW), a leading supplier of optical subsystems and optical components, announced today that its net sales for the fourth quarter are expected to be approximately $14.4 million, towards the high end of the net sales guidance range of 5-15% quarterly sequential growth given by the company during its third quarter conference call on February 27, 2002.

Net sales in the fourth quarter are expected to show a 12-13% sequential increase over net sales of $12.5 million in the third quarter. In addition, license fees and royalties are expected to be approximately $12.5 million in the fourth quarter.

Several significant restructuring initiatives were also announced. Management has decided to sell most or all of its Bandwidth Semiconductor subsidiary. The company also plans to end production of single-fiber SC, LC, and Escon connectors, as well as single-fiber terminations. Finally, the company has made additional staff reductions and taken other actions to reduce excess capacity and consolidate facilities. In connection with these restructuring initiatives, the company intends to take a one-time charge including goodwill, inventory, and manufacturing capacity reductions, as well as employee severance costs, in the range of $28 - $30 million.

"Obviously, we are pleased that we were able to continue our revenue growth in such a challenging environment," said Jim McGinley, President and CEO. "Customer demand continues to be weak in this difficult market. Visibility remains a problem and it is appropriate for us to be cautious regarding our growth assumptions. However, our strategy is to continue to work with our customers on next generation platform opportunities and we remain encouraged by the continued expansion of our customer base and design efforts."

The company believes these restructuring initiatives will enable it to continue to focus on those future opportunities, by divesting non-core units or product lines, and by continuing to take advantage of acquisition opportunities for key enabling technologies. At the same time, Stratos believes that continued careful cost reduction, to further reduce cash burn and breakeven levels, will help it focus its resources where they will provide the best long-term return.

Stratos will release its fourth quarter and full fiscal 2002 results on Wednesday, June 19, 2002, after the market closes. Following the release, the company will host a live audio webcast and conference call at 5:00 pm Eastern time. Investors and other interested parties may listen to the live webcast by visiting the investor relations section of the Stratos Lightwave website at www.stratoslightwave.com. Jim McGinley and David Slack, VP Finance and CFO, will
------------------------
discuss the company's earnings and operations. A webcast replay will also be available on the company's website.

About Stratos Lightwave:

Stratos Lightwave, Inc. (NASDAQ: STLW) develops, manufactures and sells optical subsystems and components for high data rate networking, data storage, and telecommunications applications. These optical subsystems are used in local area networks (LANs), storage area networks (SANs), metropolitan area networks
(MANs), wide area networks (WANs), and central office networking in the telecommunications market. The company also designs, manufactures, and sells a full line of optical components and cable assemblies for use in these networks.

This press release contains predictions, estimates and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements in this press release are based on information available to the company as of the date hereof, and we assume no obligation to update any such forward-looking statements. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. These factors include rapid technological change in the optical communications industry; fluctuations in operating results; the company's dependence on a few large customers; and competition. Other risk factors that may affect the company's performance are listed in the company's annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission.

For additional information contact Stratos Lightwave at 7444 W. Wilson Ave., Chicago, IL USA 60706-4549; Tel: 708.867.9600. Fax: 708.867.0996.